Exhibit 21.1


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SUBSIDIARIES

Name                                               State of Incorporation or Formation
---------------------------------------------      -----------------------------------
Photonics for Women's Oncology LLC (inactive)      Delaware
Pro-screen, LLC (inactive)                         Delaware
Medi-Photonics Development L.L.C.                  New York
Laser Diagnostics Instruments, Inc.                New York

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